Toni Perazzo
Chief Financial Officer
(650)-340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2013 RESULTS

(BURLINGAME, CA), August 6, 2013 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its operating results for the second quarter ended June 30, 2013.

The Company reported net income of $0.9 million, or $0.57 per diluted share, for the second quarter of 2013, compared to net income of $1.0 million, or $0.61 per diluted share, for the second quarter of 2012.  The Company reported net income of $5.0 million, or $3.12 per diluted share, for the six months ended June 30, 2013, compared to net income of $2.3 million, or $1.47 per diluted share, for the six months ended June 30, 2012.

Total revenues were $7.2 million and $20.0 million for the second quarter and six months ended June 30, 2013, respectively, compared to total revenues of $7.5 million and $14.3 million, respectively, for the same periods a year ago.

Operating lease revenue was lower in the second quarter and first six months of 2013 compared to the same periods a year ago primarily as a result of lower portfolio utilization and reduced revenue for assets for which the Company does not record revenue in advance of cash receipt as a result of substantial uncertainty of collectability.  The effects of these decreases were partially offset by increases in operating lease revenue from assets purchased during 2012.

Maintenance reserves revenue was lower in the second quarter of 2013 compared to the same period a year ago, primarily reflecting reduced revenue for a lease under which the Company does not record revenue in advance of cash receipt as a result of substantial uncertainty of collectability.  Maintenance reserves revenue for the six months ended June 30, 2013 was higher compared to the same period a year ago.  The increase was primarily due to a one-time payment of $6.5 million received from the prior lessee of two of the Company’s aircraft when the leases were assigned to a new lessee in 2012, which was recognized as maintenance reserves revenue upon subsequent termination of the leases in the first quarter of 2013.

Gain on disposal of assets in 2013 resulted primarily from the sale of two aircraft, one in each of the first and second quarters.  During the first six months of 2012, the Company sold one aircraft, in the second quarter.

The Company’s results for the six months ended June 30, 2013 included other income of $0.5 million related to a lessee’s security deposits retained upon early termination of two leases following the lessee’s bankruptcy in January 2013.

Total expenses decreased by approximately $0.2 million in the second quarter of 2013 as compared to the same quarter in 2012.  Maintenance expense was lower in the second quarter of 2013 as a result of a decrease in maintenance performed by lessees using nonrefundable reserves, which was partially offset by an increase in maintenance performed by the Company on off-lease aircraft.  Depreciation was higher in the 2013 second quarter period as a result of the net increase in the asset base of the Company’s aircraft and engine portfolio over the corresponding quarter in 2012.

Comparing the six-month periods of 2012 and 2013, total expenses were approximately $2.0 million greater in the first six months of 2013 as compared to the same period in 2012.  This was primarily the result of increased maintenance costs related to maintenance on off-lease aircraft, the effect of which was partially offset by a decrease in maintenance performed by lessees using non-refundable reserves.  Depreciation also increased from year to year as a result of the net increase in the asset base of the Company’s aircraft and engine portfolio.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income:

Operating lease revenue	$4,673	$5,689	$9,573	$11,596
Maintenance reserves revenue	569	913	7,704	1,763
Gain on disposal of assets	1,944	874	2,162	874
Other income	57	27	607	54
	7,243	7,503	20,046	14,287
Expenses:

Depreciation	1,803	1,493	3,549	2,980
Maintenance costs	1,384	1,613	3,789	2,367
Management fees	1,072	1,007	2,165	1,993
Interest	1,003	1,153	2,068	2,225
Professional fees and other	618	790	1,221	1,258
	5,880	6,056	12,792	10,823

Income before income tax provision	1,363	1,447	7,254	3,464

Income tax provision	461	487	2,300	1,179

Net income	$902	$960	$4,954	$2,285

Earnings per share:
Basic	$0.58	$0.62	$3.21	$1.48
Diluted	$0.57	$0.61	$3.12	$1.47

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,588,331	1,563,580	1,585,666	1,557,810

Summary Balance Sheet:	June 30, 2013	December 31, 2012	June 30, 2012
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$157,026	$152,426	$154,399
Total liabilities	$106,193	$106,547	$111,423
Stockholders’ equity	$50,833	$45,879	$42,976